EXHIBIT 10.2

EMPLOYEE SEPARATION AND RELEASE

This release confirms the terms of your separation from employment with H.D.D., LLC (the “Company”) and Insperity PEO Services, L.P. (“Insperity”).

You acknowledge that your employment with the Company and Insperity terminated effective August 31, 2018.

You agree that you have been paid all wages, salary, bonuses, commissions, expense reimbursements, and any other amounts that you are owed, if any. You also agree that you have been paid what you are owed for any vacation time, sick time, paid time off or paid leave of absence, or in connection with any severance or deferred compensation plan, if eligible, and that you have been given all time off to which you were entitled under any policy or law, including but not limited to leave under the Family and Medical Leave Act and the California Family Rights Act, if eligible.

The Company will pay you a lump-sum payment of THIRTY-SEVEN THOUSAND THREE HUNDRED FIFTY-EIGHT and 48/100 DOLLARS ($37,358.48), less required withholdings, in connection with your separation from the Company and Insperity. This payment includes an amount of ONE THOUSAND TWO HUNDRED FOUR and 62/100 DOLLARS ($1,204.62) to help defray the cost for COBRA premiums to continue your coverage under the Insperity Group Health Plan, should you be eligible for and elect COBRA coverage. Please note that it is solely your responsibility to enroll in COBRA and to make the monthly premium payments on a timely basis. If you do not timely enroll in and pay for COBRA, you will not be eligible to receive COBRA continuation coverage. The COBRA payments should be made payable as outlined in the Insperity COBRA documentation mailed to you under separate cover.

Additionally, the Company has agreed to pay you a bonus in the amount of FIVE THOUSAND and 00/100 DOLLARS ($5,000.00), less required withholdings.

In addition, on the separation from employment date, and as approved by the Company’s Plan Administration (the Board), the Company has agreed to the following, as part of your separation package:

•	RSU-15, dated October 30, 2017 (10,000 RSU’s) – 2,084 are fully vested and the Company has agreed to accelerate the remaining 7,916
•	RSU-17, dated October 30, 2017 (50,000 RSU’s) – 50,000 are fully vested
•	Stock Option Award G30, dated May 9, 2016 (70,000 options) - 35,000 are fully vested, and the Company has agreed to accelerate the remaining 35,000

In terms of the above stock options between you and the Company, you will have ninety (90) days, from the date of separation, in which to exercise any vested options.

You agree that these payments are something of value and that you are not already entitled to payment of this additional compensation. You agree that the additional compensation to be paid under this release is due solely from the Company and that Insperity has no obligation to pay the additional compensation, even though its payment may be processed through Insperity.

You are solely responsible for any and all tax obligations or other obligations under federal and/or state law pertaining to the receipt of the additional compensation in this release, and you hereby agree to hold the Company and Insperity and their respective affiliates harmless from any and all liability relating to such obligations.

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In exchange for providing you with this additional compensation, you agree to fully release the Company and Insperity and their respective current and former parent companies, subsidiaries, and other affiliated companies as well as any of their respective current and former insurers, directors, officers, agents, shareholders, and employees (collectively, the “Released Parties”) from any claims you may have against them as of the date you sign the release, whether such claims arise from common law, statute, regulation, or contract. This release includes but is not limited to rights and claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and any state leave or workers’ compensation retaliation law. By accepting the additional compensation, you have agreed to release the Released Parties from any liability arising out of your employment with and separation from the Company and Insperity. This would include, among other things, claims alleging breach of contract, defamation, emotional distress, harassment, retaliation, or discrimination based on age, gender, race, religion, national origin, disability or any other status under local, state, or federal law.

RIGHTS RESERVED: This release does not prevent you from pursuing any workers’ compensation benefits to which you may be entitled. This release also does not prevent you from filing an administrative charge or participating in an investigation before any governmental agency charged with enforcement of any federal, state, or local law, including, but not limited to, the Equal Employment Opportunity Commission, any similar state or local agency, the National Labor Relations Board, or the Securities and Exchange Commission (“SEC”). This release does not prevent you from engaging in any concerted activity for the purpose of collective bargaining or other mutual aid and protection. You do agree, however, that by signing this release, you waive any right to recover monetary damages or other individual relief in connection with any such charge you file or investigation in which you participate. Notwithstanding the foregoing, nothing herein prohibits you from seeking or obtaining a whistleblower award from the SEC (and not the Released Parties) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

The Company agrees that it will neither intentionally contest nor appeal any award of unemployment benefits to you in the state in which you were employed. You understand, however, that if questioned by the state unemployment commission regarding any unemployment claim you may choose to file, Insperity (and the Company, if applicable) must respond truthfully to any such requests for information and provide material facts to the full extent required by law. The unemployment commission, not Insperity or the Company, will decide whether you are entitled to benefits.

You agree that this release does not alter any agreements or promises you made prior to or during your employment concerning intellectual property, confidentiality, non-solicitation, or non-competition.

You agree and understand that you are waiving your rights under Section 1542 of the Civil Code of the State of California. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

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You agree that you are the only person who is able to assert any right or claim arising out of your employment with or separation from the Company and Insperity. You promise that you have not assigned, pledged or otherwise sold such rights or claims, nor have you relied on any promises other than those contained in this release.

You agree that neither this release nor the payment of the additional compensation being offered to you for this release is an admission by the Company or Insperity of any liability or unlawful conduct of any kind. You agree that the additional compensation being offered in exchange for your release of claims and rights is sufficient.

The Company will refer all requests for references made by potential employers to Insperity’s Contact Center at (1.866.715.3552). In response to such inquiries, Insperity will provide only dates of employment and last position held.

You and the Company agree not to disparage each other or to do anything that portrays either you or the Company, or the Company’s products or personnel in a negative light or that might injure you or the Company’s business or affairs. This would include, but is not limited to, disparaging remarks about either you or the Company, as well as the Company’s shareholders, officers, directors, employees, agents, advisors, partners, affiliates, consultants, products, formulae, business processes, corporate structure or organization, and marketing methods. Nothing in this paragraph affects your rights under the paragraph in this release entitled “Rights Reserved.”

You agree that you will not directly or indirectly solicit the Company’s actual or prospective customers for purposes of providing products or services that are competitive with those products or services provided by the Company, at any time following your termination or cessation of employment with the Company through the use of the Company’s Confidential Information/Trade Secrets. Additionally, during your employment and for one year thereafter, you agree to refrain from soliciting the Company’s employees for employment elsewhere.

You agree to return to the Company, before you sign this release, all property belonging to either the Company or Insperity. This would include, for example, documents, files, forms, customer information and lists, confidential business information, keys, computer equipment such as laptop computers and printers, electronic equipment, cell phones and similar handheld devices, pagers and Company-issued credit cards.

You and the Company agree to keep this release strictly confidential and not to discuss its terms or existence with any person, except in your case with your immediate family, tax preparers, and attorneys, and in the case of the Company, with their respective employees, advisors, and attorneys on a “need to know basis,” and with each other, provided that any person with whom this release is discussed also agrees to keep it confidential. You and the Company may, however, fully respond to questions from governmental entities or discuss this release if required to do so by law. Additionally, nothing in this Agreement shall prohibit you, if covered by the SEC’s whistleblower policies under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, from reporting and providing information regarding alleged securities law violations at the Company to the SEC.

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You agree that, if you violate the terms of this release, you will reimburse the Released Parties for any attorneys’ fees, costs, or other damages arising from your breach of the release, unless you are challenging your waiver of claims under the Age Discrimination in Employment Act. You agree that, if any portion of this release is found to be unenforceable, the remainder of the release will remain enforceable.

Before signing this release, you should make sure that you understand what you are signing, what benefits you are receiving, and what rights you are giving up, including your rights under the Age Discrimination in Employment Act. You should also consult an attorney about the contents and meaning of this release. Attached as Exhibits A and B are lists of affected or not affected positions. You have 45 days to consider this release, which will expire if not executed within that period. You must deliver or mail the timely executed release to Cindy Bailey, Insperity HR Specialist, within 49 days of the date this release is presented to you. If mailing, please use the attached self-addressed and stamped envelope. Also, after you have signed the release, you may revoke the release at any time within seven days of your signing it by mailing written notice of your revocation to Cindy Bailey, Insperity HR Specialist at 2999 Oak Road, Suite 200, Walnut Creek, CA 94597. The additional compensation being offered to you will be paid after the seven day period, if you do not revoke the release.

Any modifications to this release do not become part of this release unless expressly agreed to in writing by you and the Company.

If this release fully and accurately describes the complete agreement concerning your separation of employment and your agreement to release the Released Parties for any acts occurring prior to the date you sign this release, please confirm this agreement by signing and dating this release before a notary public. By signing this release, you agree that your waiver of rights and claims is knowing and voluntary. You further confirm that you fully understand the benefits you are receiving and the rights and claims you are waiving under this release and that you have accepted those benefits and waived those rights and claims of your own free will.

This release was presented to Jason Strobbe on August 31st, 2018.

ACCEPTED AND AGREED TO:

/s/ Jason Strobbe	8/31/18
Jason Strobbe	Date

H.D.D., LLC

/s/ Phil Hurst	9/10/18

By:	Phil Hurst	Date
Its:	President, CEO

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A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

On August 31, 2018, before me, Vicky Kathleen Reyes (insert name and title of the office), personally appeared Jason Strobbe, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to within instrument and acknowledged to me that he or she executed the same in his or her authorized capacity, and that by his or her signature on this instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Oregon that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Vicky Kathleen Reyes
Signature of Notary Public

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A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

On                                                              , 2018, before me,                                                                (insert name and title of the office), personally appeared Phil Hurst, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to within instrument and acknowledged to me that he or she executed the same in his or her authorized capacity, and that by his or her signature on this instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature of Notary Public

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